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                                                                   EXHIBIT 10.13

                               CISCO SYSTEMS, INC.
                        U.S. SYSTEMS INTEGRATOR AGREEMENT

This U.S. Systems Integrator Agreement (the "Agreement') by and between Cisco Systems, Inc., ("Cisco") a California corporation having its principal place of business at 170 West Tasman Drive, San Jose, California, 95134, and EMTEC, Inc. ("Integrator'), a New Jersey corporation having its principal place of business at 817 East Gate Drive, Mt. Laurel, NJ 08054 is entered into as of the date last written below ("the Effective Date").

This Agreement consists of this signature page and the following attachments, which are incorporated in this Agreement by this reference:

         1 .      Systems Integrator Agreement Terms and Conditions
         2.       EXHIBIT A:        Integrator Profile
         3.       EXHIBIT B:        Discount Schedule
         4.       EXHIBIT C:        Support Exhibit
         5.       EXHIBIT S:        Software License Agreement

This Agreement is the complete agreement between the parties hereto concerning the subject matter of this Agreement and replaces any prior oral or written communications between the parties. There are no conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified herein. This Agreement may only be modified by a written document executed by the parties hereto. Any orders accepted or Products delivered by Cisco after the date this Agreement is signed by Integrator but before the Effective Date, shall upon the Effective Date be deemed covered by the provisions of this Agreement, except for any deviations in price.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed. Each party warrants and represents that its respective signatories whose signatures appear below have been and are on the date of signature duly authorized to execute this Agreement.

EMTEC, Inc. ("Integrator")                  Cisco Systems, Inc. ("Cisco")

------------------------------------        ------------------------------------
Authorized Signature                        Authorized Signature

------------------------------------        ------------------------------------
Name                                        Name

------------------------------------        ------------------------------------
Date                                        Date



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                          SYSTEMS INTEGRATOR AGREEMENT
                              TERMS AND CONDITIONS

1.       DEFINITIONS.

         Added Value is the non-Cisco component portion of Integrator's total solution, which Integrator provides to End User. Providing financing options is not considered Added Value.

         Cisco Connection Online ("CCO") is Cisco's suite of on-line services and information.

         Documentation is the Cisco documentation made available in hard copy or in electronic form with the Products or otherwise under this Agreement.

         Cisco Certified Internetworking Engineer ("CCIE") is the status granted to Integrator employees who successfully complete the then-current CCIE Program offered by Cisco.

         End User is the entity to which Integrator sells or licenses Product for such entity's own internal use.

         Hardware is the tangible product made available to Integrator.

         Price List is Cisco's published global price list.

         Product is Hardware and/or Software.

         Purchase Order is a written or electronic order from Integrator to Cisco for Hardware, Software or services to be purchased, licensed or otherwise made available under this Agreement.

         Sales Expert is the status granted to Integrator employees who successfully complete the then-current Sales Expert training curriculum offered by Cisco. Details of such curriculum are available on CCO at: www.cisco.com.

         Software is the machine readable (object code) version of the computer programs listed from time to time on the Price List and made available by Cisco for license by Integrator, and any copies, updates to, or upgrades thereof.

         Territory is comprised of those regions or countries listed on Exhibit
         A.

2.       SCOPE.

         This Agreement sets forth the terms and conditions for Integrator's purchase of Hardware and license of Software during the term of this Agreement solely for:

         2.1      Integrator's Internal Business Use.

                  Integrator may purchase all Products listed in Cisco's then-current Price List for its internal business use in the Territory.

         2.2      Commercial Integration and Resale.

                  2.2.1 Cisco grants Integrator a non-exclusive, nontransferable right to resell Hardware and distribute Software as a component of a total solution of Products and additional significant Integrator Added Value to End Users in the vertical market segments in the Territory. Integrator agrees not to solicit Product orders, engage salesmen, establish warehouses or other distribution centers outside of the Territory, except to the extent advertising is placed in a particular advertising medium which is distributed both inside

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                           and outside the Territory. Integrator further agrees
                           that Integrator's Added Value shall at all times, be the primary reason for the End User's purchase of Products from Integrator.

                  2.2.2 Notwithstanding the foregoing, for any Products included in the Price List, including but not limited to Products which become or have become Cisco Products as a result of an acquisition by Cisco of another entity, Cisco may impose certification, installation, or training requirements on Integrator prior to allowing Integrator to purchase Products for resale, and may require on-going fulfillment of certification requirements to retain the right to buy, resell and/or support such Products.

                  2.2.3    Integrator certifies that, except as set forth in
                           Section 2.1 hereof, it is acquiring the Products solely for resale to End Users, in accordance with this Agreement, and that Integrator intends to resell the Products as part of an Added Value solution.

                  2.2.4 Integrator will not distribute the Products to the United States Federal Government either directly or indirectly, or through General Services Administration ("GSA").

                  2.2.5 Cisco does not accept any flowdown provisions, including but not limited to, United States Government Federal Acquisition Regulations ("FARs"), Defense FARs, or NASA FARs, notwithstanding the existence of such provisions on Integrator's Purchase Orders or supplementary documentation or Cisco's acceptance of such Purchase Orders or documentation.

         2.3 GSA, California Multiple Award Schedule ("CMAS"), and other schedule contracts: This Agreement shall not be construed by Integrator as a representation that Cisco will furnish supplies needed by Integrator to fulfill any of Integrator's GSA, CMAS, or similar contract obligations under any schedule contract.

3.       MULTINATIONAL DEPLOYMENT POLICY.

         Unless mutually agreed in writing by the parties, Integrator shall procure equipment for multinational deployment outside of the Territory, for either internal use or resale, only in accordance with Cisco's then-current multinational deployment policies and procedures.

4.       PRICES.

         4.1 Prices for Products shall be those specified in Cisco's then-current Price List less the applicable discounts specified in Exhibit B of this Agreement. All prices are FOB (for international shipments, FCA per INCOTERMS 1990) Cisco's San Jose site. Cisco may change prices for the Products at any time by issuance of a revised Price List (including via electronic posting) or other announcement of price change. Purchase Orders received before the date of the announcement of price changes, and those received within thirty (30) days thereafter which specify a delivery date within ninety (90) days of the date of announcement, will be invoiced to Integrator without regard to the price change, provided however, price decreases will be effective for all Purchase Orders accepted by Cisco after the date of issuance or announcement of revised prices.

         4.2 Integrator is free to determine its own resale prices unilaterally. Integrator understands that neither Cisco nor any employee or representative of Cisco may give any special treatment (favorable or unfavorable) to Integrator as a result of Integrator's selection of resale prices. No employee or representative of Cisco or anyone else has any authority to determine what Integrator's resale prices for the Products must be or to inhibit in any way Integrator's pricing discretion with respect to the Products.

         4.3 All stated prices are exclusive of any taxes, fees and duties or other amounts, however designated, and including without limitation value added and withholding taxes which are levied or based upon such charges, or upon this Agreement. Any taxes related to Products purchased or licensed

                                      -3-



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                  pursuant to this Agreement shall be paid by Integrator or
                  Integrator shall present an exemption certificate acceptable to the taxing authorities. Applicable taxes shall be billed as a separate item on the invoice, to the extent possible.

5.       ORDERS.

         5.1 Integrator shall purchase Products by issuing a written or electronic Purchase Order signed (or sent in the case of an electronic order) by an authorized representative, indicating specific Products, quantity, price, total purchase price, shipping instructions, requested delivery dates, bill-to and ship-to addresses, tax exempt certifications, if applicable, and any other special instructions, and identity the End User for each Product. Any contingencies contained on such Purchase Order are not binding upon Cisco. The terms and conditions of this Agreement prevail regardless of any conflicting terms on the Purchase Order or other correspondence. All Purchase Orders are subject to approval and acceptance by the Cisco customer service order administration office of the Cisco entity which shall supply the Products, and no other office is authorized to accept orders on behalf of Cisco. Cisco shall use commercially reasonable efforts to provide information regarding acceptance or rejection of such orders within ten
                  (10) days from receipt thereof.

         5.2 Integrator has the right to defer Product shipment for no more than thirty (30) days from the scheduled shipping date, provided written notice is received by Cisco at least ten (10) days before the originally scheduled shipping date. Canceled orders, rescheduled deliveries or Product configuration changes made by Integrator within ten (10) days of the original shipping date will be subject to (a) acceptance by Cisco, and (b) a charge of fifteen percent (15%) of the total invoice amount. Cisco reserves the right to reschedule delivery in cases of configuration changes made within ten
                  (10) days of scheduled shipment.

         5.3 During the term of this Agreement, Cisco may make the Products that are to be supplied outside the United States available for order in and delivery from an alternate central location and/or a Cisco affiliate, if it chooses. In the event that Cisco does so, Integrator will order the Products according to the procedures set forth at the time such delivery becomes available. At such time, orders in conformance with Cisco's policies will be shipped according to the availability and expedited leadtimes described in the procedures. Cisco shall have the right to change delivery terms and include additional charges, if any, at the time such alternate order and delivery process is implemented by Cisco.

6.       SHIPPING AND DELIVERY.

         6.1 Shipping dates will be established by Cisco upon acceptance of Purchase Orders from Integrator. Shipping dates will be assigned as close as practicable to the Integrator's requested date based on Cisco's then-current lead times for the Products. Cisco will use commercially reasonable efforts to notify Integrator, including by electronic posting on CCO, of the scheduled shipping date within ten (10) working days after receipt of order. Unless given written instruction by Integrator, Cisco shall select the carrier.

         6.2 Shipping terms are FOB Origin (FCA per INCOTERMS 1990 for international shipments) at Cisco's site, San Jose, California. Title and risk of loss shall pass from Cisco to Integrator upon delivery to the common carrier or Integrator's representative at the FOB point. Delivery shall be deemed made upon transfer of possession to the carrier. Integrator shall be responsible for all freight, handling and insurance charges. In no event shall Cisco have any liability in connection with shipment, nor shall the carrier be deemed to be an agent of Cisco. Cisco shall not be liable for damage or penalty for delay in delivery or for failure to give notice of any delay.

7.       PAYMENT.

         Upon and subject to credit approval by Cisco, payment terms shall be net thirty (30) days from shipping date. All payments shall be made in U.S. currency. If at any time Integrator is delinquent in the payment of

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         any invoice or is otherwise in breach of this Agreement, Cisco may, in its discretion, and without prejudice to its other rights, withhold shipment (including partial shipments) of any order or may, at its option, require Integrator to prepay for further shipments. Any sum not paid by Integrator when due shall bear interest until paid at a rate of 1.5% per month (18% per annum) or the maximum rate permitted by law, whichever is less. Integrator grants Cisco a security interest in Products purchased under this Agreement to secure payment for those Products purchased. If requested by Cisco, Integrator agrees to execute financing statements to perfect this security interest.

8.       INTEGRATOR OBLIGATIONS.

         In a manner satisfactory to Cisco and at Integrator's sole expense, Integrator shall:

         8.1 employ competent and aggressive sales, technical support, and maintenance organizations, employees of which shall be full-time direct employees of Integrator who sell, install, secure acceptance of, and maintain the Products;

         8.2 purchase Demonstration/Evaluation Units for each appropriate selling location as mutually agreed to by the parties;

         8.3 have a majority of the appropriate Integrator sales and support personnel participate in and successfully complete the "Cisco Business Essentials" training course per an initial training plan which shall be mutually agreed to by the parties and implemented within the initial term of this Agreement;

         8.4 maintain at least one (1) Cisco trained technical support person per servicing location;

         8.5 maintain adequate manpower and facilities to ensure prompt handling of inquiries, orders, and shipments for Products;

         8.6 validate End User network configuration design and associated components and assist End User with system design;

         8.7 keep Cisco informed as to any problems which involve Cisco Products and technologies and require Cisco's support or impact Integrator's ability to deliver service or solutions to the End User, to communicate such problems promptly to Cisco, and to assist Cisco in the resolution of such problems;

         8.8 participate in quarterly business meetings with Cisco to review the progress of the relationship and Integrator's achievement as related to commitments such as, but not limited to: volume purchases, training and certification, support, and reporting;

         8.9 appoint a relationship manager whose primary responsibility will be to work with the designated Cisco channel sales manager to manage the implementation of the Agreement, act as the focal point for day-to-day channel business issues and problem escalations, and participate in Cisco channel-related activities;

         8.10 on a monthly basis, prepare and forward a non-binding forecast for the subsequent three (3) month period in a format reasonably specified by Cisco, and prepare and forward such additional reports as Cisco may reasonably require; and

         8.11 within six (6) months of signing the Agreement, have a minimum of one (1) CCIE, and the above-mentioned relationship manager shall have completed the then-current Sales Expert curriculum.

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9.       PROPRIETARY RIGHTS AND SOFTWARE LICENSING.

         9.1 Subject to the terms and conditions of this Agreement, Cisco grants to Integrator a nonexclusive, non-transferable license
                  (a) to use the Software for Integrator's internal business use under the terms of Part (i) of Exhibit S, and (b) during the term of this Agreement, to market and distribute the Software, solely as permitted by Section 2 of this Agreement, in the Territory. The license granted herein shall be for use of the Software in object code format only and solely as provided in Part (i) of Exhibit S. Integrator may not sublicense to any person or entity (including its affiliates) its rights to distribute the Software.

         9.2 Integrator shall provide a copy of the Software License Agreement (inclusive of Parts (i) and (ii)) (a copy of which is attached hereto as Exhibit S) to each End User of the Software prior to installation of the Software. Integrator agrees to notify Cisco promptly of any breach of the Software License Agreement and further agrees that it will diligently pursue or, at Cisco's request, assist Cisco to diligently pursue, an action against any third parties in breach of the license.

10.      LIMITED WARRANTY.

         10.1 Notwithstanding any other provision hereof except as set out in Section 10.2, Cisco's sole and exclusive warranty and obligation with respect to the Products sold hereunder are set forth in Cisco's Limited Warranty Statement delivered with the Product. INTEGRATOR SHALL NOT MAKE ANY WARRANTY COMMITMENT, WHETHER WRITTEN OR ORAL, ON CISCO'S BEHALF. Integrator shall indemnify Cisco for any warranties made in addition to Cisco's standard warranty and for any misrepresentation of Cisco's reputation or Cisco's Products.

         10.2 Cisco represents that Products which it has designated as "Year 2000 Compliant," as set forth in the "Compliance Table" (including accompanying Notes) located in Cisco's "Year 2000 Compliance" web pages beginning at http://www.cisco.com (the "Year 2000 Pages") are "Year 2000 Compliant," meaning that, as delivered to Integrator:

                  10.2.1 The Products accurately process data and time calculations before and during the years 1999 and 2000;

                  10.2.2 All manipulation of time-related data yields the desired results for valid date values within the application domain;

                  10.2.3 Date elements in those Products use four digit storage and indicate century to eliminate the chance for errors;

                  10.2.4 If a date element exists without a century indication, the correct century continues to be unambiguous and produces accurate results; and

                  10.2.5 Software accurately processes date and time data when used in conjunction with other Year 2000 compliant software products.

                  Should a Product that is so identified as "Year 2000 Compliant" not be Year 2000 Compliant or should Cisco otherwise breach the foregoing representation, Cisco will, as Integrator's sole and exclusive remedy, repair or replace the Product so that it becomes Year 2000 Compliant or, if Cisco is unable to repair or replace the Product to make it Year 2000 Compliant, Cisco will refund the purchase price of the Product paid to Cisco by Integrator as depreciated or amortized by an equal annual amount over the lifetime of the Product, as established by Cisco, provided that Integrator returns the Product to Cisco as originally delivered by Cisco (except for normal wear and tear) pursuant to Cisco's then-current RMA policy. The foregoing representation and remedy shall only apply to Products returned prior to January 31, 2001, or to Products returned before the Products are no longer supported pursuant to Cisco's standard support policies, whichever event first occurs. Integrator acknowledges that: (i) the Internet URL address and the web pages referred to

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                  above may be updated by Cisco from time to time and (ii) each
                  Product ordered will be subject to Cisco's then-current "Year 2000 Pages."

         10.3 CISCO DISCLAIMS ALL OTHER WARRANTIES AND CONDITIONS, EXPRESSED OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

11.      TRADEMARK USAGE.

         11.1 Integrator is permitted to use the name, logo, trademarks, and other marks of Cisco (collectively, the "Marks") for all proper purposes in the sale of Cisco Products to End Users and the performance of Integrator's duties hereunder only so long as this Agreement is in effect. Integrator's use of such Marks shall be in accordance with Cisco's policies including, but not limited to trademark usage and advertising policies, and be subject to Cisco's approval. Integrator agrees not to attach to any Products any trademarks, trade names, logos, or labels other than an aesthetically proper label identifying the Integrator, its location and its relationship to Cisco. Integrator further agrees not to affix any Cisco Marks to products other than genuine Products.

         11.2 Integrator shall have no claim or right in the Marks, including but not limited to trademarks, service marks, or trade names owned, used or claimed now or in the future by Cisco. Integrator shall not make any claim to the Cisco Marks or lodge any filings with respect to such Marks or marks confusingly similar to the Marks, whether on behalf of Cisco or in its own name or interest, without the prior written consent of Cisco.

12.      CONFIDENTIAL INFORMATION.

         12.1 Integrator acknowledges that, in the course of selling the Products and in connection with this Agreement and its relationship with Cisco, it may obtain information relating to the Products or to Cisco, which is of a confidential and proprietary nature ("Confidential Information"). Such Confidential Information may include, but is not limited to, trade secrets, know how, inventions, techniques, processes, programs, schematics, software source documents, data, customer lists, financial information, and sales and marketing plans or information which Integrator knows or has reason to know is confidential, proprietary or trade secret information of Cisco, as well as any information posted on CCO. Integrator shall at all times, both during the term of this Agreement and for a period of at least three (3) years after its termination, keep in trust and confidence all such Confidential Information, and shall not use such Confidential Information other than as expressly authorized by Cisco under this Agreement, nor shall Integrator disclose any such Confidential Information to third parties without Cisco's written consent. Integrator further agrees to immediately return to Cisco all Confidential Information (including copies thereof) in Integrator's possession, custody, or control upon termination of this Agreement at any time and for any reason. The obligations of confidentiality shall not apply to information which (a) has entered the public domain except where such entry is the result of Integrator's breach of this Agreement; (b) prior to disclosure hereunder was already rightfully in Integrator's possession; or (c) subsequent to disclosure hereunder is obtained by Integrator on a nonconfidential basis from a third party who has the right to disclose such information to the Integrator.

         12.2 Neither party shall disclose, advertise, or publish the terms and conditions of this Agreement without the prior written consent of the other party. Any press release or publication regarding this Agreement is subject to prior review and written approval of the parties.

13.      PATENT AND COPYRIGHT INFRINGEMENT.

         13.1 Cisco will have the obligation and right to defend any claim, suit or proceeding brought against Integrator so far as it is based on a claim that any Product supplied hereunder infringes a United States copyright or an existing United States patent (issued as of the Effective Date). Cisco's

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                  obligation specified in this paragraph will be conditioned on
                  Integrator's notifying Cisco promptly in writing of the claim and giving Cisco full authority, information, and assistance for the defense and settlement thereof. If such claim has occurred, or in Cisco's opinion is likely to occur, Integrator agrees to permit Cisco, at its option and expense, either to:
                  (a) procure for Integrator the right to continue using the Product; (b) replace or modify the same so that it becomes non-infringing; or (c) if neither of the foregoing alternatives is reasonably available, immediately terminate Cisco's obligations (and Integrator's rights) under this Agreement with regard to such Products, and, if Integrator returns such Product to Cisco refund to Integrator the price originally paid by Integrator to Cisco for such Products as depreciated or amortized by an equal annual amount over the lifetime of the Products as established by Cisco.

         13.2 Notwithstanding the foregoing, Cisco has no liability for, and Integrator will indemnify Cisco against, any claim based upon
                  (a) the combination, operation, or use of any Product supplied hereunder with equipment, devices, or software not supplied by Cisco; (b) alteration or modification of any Product supplied hereunder; or (c) Cisco's compliance with Integrator's designs, specifications or instructions.

         13.3 Notwithstanding any other provisions hereof, Cisco shall not be liable for any claim based on Integrator's use of the Products as shipped after Cisco has informed the Integrator of modifications or changes in the Products required to avoid such claims and offered to implement those modifications or changes, if such claim would have been avoided by implementation of Cisco's suggestions.

         13.4 THE FOREGOING STATES THE ENTIRE OBLIGATION OF CISCO AND ITS SUPPLIERS AND THE EXCLUSIVE REMEDY OF INTEGRATOR, WITH RESPECT TO INFRINGEMENT OF PROPRIETARY RIGHTS. THE FOREGOING IS GIVEN TO INTEGRATOR SOLELY FOR ITS BENEFIT AND IN LIEU OF, AND CISCO DISCLAIMS, ALL WARRANTIES OF NON-INFRINGEMENT WITH RESPECT TO THE PRODUCTS.

14.      TERM AND TERMINATION.

         14.1 This Agreement shall commence on the Effective Date and continue thereafter for a period of one (1) year. Without prejudice to either party's right to terminate this Agreement as set forth in Sections 14.2 to 14.5 below. Cisco may by written notice to Integrator given at least thirty (30) days prior to the end of the then-current term of the Agreement, extend the term of the Agreement for the period set forth in such notice, up to a maximum of one (1) year beyond the then-current expiration date. Any extension shall be on the same terms and conditions then in force except as may be mutually agreed in writing by the parties.

         14.2 Either party may terminate this Agreement by providing the other party with forty-five (45) days prior written notice of termination.

         14.3 Cisco may, upon twenty (20) days written notice, terminate this Agreement in the event (a) there is a change of ownership of Integrator (i.e. purchase or sale by one person or other entity) of ten percent (10%) or more of Integrator's market valuation, (b) there is an acquisition or transfer of a controlling interest in Integrator, or (c) there is any investment in Integrator by a competitor of Cisco.

         14.4 This Agreement may be terminated immediately by either party through written notice under any of the following conditions:

                  14.4.1 Either party ceases to carry on business as a going concern, either party becomes the object of the institution of voluntary or involuntary proceedings in bankruptcy or liquidation, or a receiver is appointed with respect to a substantial part of its assets.

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                  14.4.2   Either party breaches any of the material provisions
                           of this Agreement and fails to remedy such breach within thirty (30) days after written notification by the other party of such breach.

         14.5 Notwithstanding the foregoing, this Agreement may be terminated immediately by Cisco in the event of Integrator's breach of Section 9, Proprietary Rights and Software Licensing, or Section 12, Confidential Information.

         14.6 Upon termination of this Agreement, (a) Cisco reserves the right to cease all further deliveries due against existing orders unless Integrator agrees to pay for such deliveries by certified or cashier's check prior to shipment, (b) all outstanding invoices immediately become due and payable by certified or cashier's check, and (c) subject to Section 24.8, all rights and licenses of Integrator hereunder shall terminate except that Integrator may continue to distribute, in accordance with normal business practices and the terms of this Agreement, Products shipped to it by Cisco prior to the date of termination.

         14.7 Additionally, upon termination, Integrator shall immediately return to Cisco all Confidential Information and data (including all copies thereof) then in Integrator's possession or custody or control including, without limitation:

                  14.7.1 All technical materials and business plans supplied by Cisco;

                  14.7.2   All manuals covering Products; and

                  14.7.3   Any customer or prospect lists provided by Cisco,

                  retaining only sufficient material to fulfill remaining orders and to service the installed base of customers as mutually agreed upon by Cisco and Integrator.

         14.8 INTEGRATOR AGREES IN THE EVENT OF TERMINATION OF THIS AGREEMENT FOR ANY REASON, IT SHALL HAVE NO RIGHTS TO DAMAGES OR INDEMNIFICATION OF ANY NATURE RELATED TO SUCH TERMINATION (BUT NOT LIMITING ANY CLAIM FOR DAMAGES IT MIGHT HAVE ON ACCOUNT OF CISCO'S BREACH OF THIS AGREEMENT, EVEN IF THE BREACH GAVE RISE TO TERMINATION, SUCH LIABILITY BEING GOVERNED BY AND SUBJECT TO THE LIMITATIONS SET FORTH ELSEWHERE IN THIS AGREEMENT), SPECIFICALLY INCLUDING NO RIGHTS TO DAMAGES OR INDEMNIFICATION FOR COMMERCIAL SEVERANCE PAY, WHETHER BY WAY OF LOSS OF FUTURE PROFITS, EXPENDITURES FOR PROMOTION OF THE CISCO PRODUCTS, OR OTHER COMMITMENTS IN CONNECTION WITH THE BUSINESS AND GOOD WILL OF INTEGRATOR. INTEGRATOR EXPRESSLY WAIVES AND RENOUNCES ANY CLAIM TO COMPENSATION OR INDEMNITIES FOR ANY TERMINATION OF A BUSINESS RELATIONSHIP.

15.      SUPPORT.

         Integrator shall provide support to End Users and shall meet all requirements set forth in Exhibit D. Cisco reserves the right to directly support any End User. Attached as Exhibit D are the terms and conditions of the support that Cisco shall make available to Integrator.

16.      AUDIT

         Integrator shall keep full, true, and accurate records and accounts, in accordance with generally-accepted accounting principles, of each `Product purchased and distributed, including information regarding Software usage and export. Integrator shall make these records available for audit by Cisco upon fifteen (15) days prior written notice, during regular business hours at Integrator's principal place of business.

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17.      EXPORT, RE-EXPORT, AND TRANSFER CONTROLS.

         Integrator hereby acknowledges that the Products and technology or direct products thereof (hereafter referred to as "Products and Technology"), supplied by Cisco hereunder are subject to export controls under the laws and regulations of the United States (U.S.). Integrator shall comply with such laws and regulations and agrees not to export, re-export or transfer Products and Technology without first obtaining all required U.S. Government authorizations or licenses. Cisco and Integrator each agree to provide the other such information and assistance as may reasonably be required by the other in connection with securing such authorizations or licenses, and to take timely action to obtain all required support documents.

         17.1 End-Use/User: Integrator hereby certifies that none of the Products and Technology supplied by Cisco to Integrator, hereunder will be exported, re-exported, or otherwise transferred by Integrator:

                  17.1.1 to a U.S. embargoed or highly restricted destination, (15 United States Code of Federal Regulations ("CFR")
                           Part 746)

                  17.1.2 for use by or for any military end-user, or in any military end-use located in or operating under the authority of any country identified in Country Group D1 under 15 CFR, Supplement No. 1 to Part 740, (15 CFR Part 740)

                  17.1.3 to, or made available by Integrator for use by or for, any entity that is engaged in the design, development, production, stockpile or use of nuclear, biological or chemical weapons or missiles, (15 CFR
                           Part 744)

                  17.1.4 to parties on any of the U.S. Government's lists of denied persons, (15 CFR Part 764)

                  without first obtaining all required U.S. Government authorizations or licenses.

         17.2 Integrator's obligation under this clause shall survive the expiration or termination of this Agreement.

         17.3 Integrator agrees to maintain a record of exports, re-exports, and transfers of the Products and Technology for five years and to forward within that time period any required records to Cisco or, at Cisco's request, the U.S. Government. Integrator agrees to permit audits by Cisco or the U.S. Government as required under the regulations to ensure compliance with this Agreement.

18.      FORCE MAJEURE.

         Except for the obligation to pay monies due and owing, neither party shall be liable for any delay or failure in performance due to events outside the defaulting party's reasonable control, including without limitation acts of God, earthquake, labor disputes, shortages of supplies, riots, war, fire, epidemics, or delays of common carriers or other circumstances beyond its reasonable control. The obligations and rights of the excused party shall be extended on a day to day basis for the time period equal to the period of the excusable delay.

19.      PRODUCT CHANGES.

         Modifications which do not affect the form, fit or function of a Product or which Cisco deems necessary to comply with specifications, changed safety standards or governmental regulations, to make the Product non-infringing with respect to any patent, copyright or other proprietary interest, or to otherwise improve the Product may be made at any time by Cisco without prior notice to or consent of Integrator and such altered Product shall be deemed fully conforming. Cisco shall employ commercially reasonable efforts to announce, including by electronic posting, Product discontinuance or changes other than those set forth in the previous sentence at least ninety (90) days prior to the effective date of the changes (the

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         "Announcement Period"). Integrator may make a last-time purchase of such Products within the Announcement Period.

20.      COMPLIANCE WITH LAWS.

         Integrator shall obtain all licenses, permits and approvals required by any government and shall comply with all applicable laws, rules, policies and procedures including requirements applicable to the use of Products under telecornmunications and other laws and regulations, of any government where the Products are to be sold, used or deployed (collectively "Applicable Laws"). Integrator will indemnify and hold harmless Cisco for any violation or alleged violation of any Applicable Laws. Integrator hereby represents and warrants that: (a) it shall comply with all Applicable Laws; (b) this Agreement and each of its terms are in full conformance and in compliance with such laws; and (c) it shall not act in any fashion or take any action or permit or authorize any action which will render Cisco liable for a violation of the U.S. Foreign Corrupt Practices Act, which prohibits the offering, giving or promising to offer or give, directly or indirectly, money or anything of value to any official of a government, political party or instrumentality thereof in order to assist it or Cisco in obtaining or retaining business and (i) it will not violate or cause Cisco to violate such act in connection with the sale or distribution of Cisco Products and/or services; and (ii) it will notify Cisco in writing if any of its owners, partners, principals, officers, and employees are or become during the term of this Agreement officials, officers or representatives of any government or political party or candidates for political office. Integrator shall use its best efforts to regularly and continuously inform Cisco of any requirements of laws, statutes, ordinances, governmental authorities directly or indirectly affecting this Agreement, the sale, use and distribution of Products, or Cisco's trade name, trademarks or other commercial, industrial or intellectual property interests, including, but not limited to, certification of the Products from the proper authorities in the Territory.

21.      LIMITATION OF LIABILITY.

         NOTWITHSTANDING ANYTHING ELSE HEREIN, ALL LIABILITY OF CISCO AND ITS SUPPLIERS UNDER THIS AGREEMENT OR OTHERWISE SHALL BE LIMITED TO THE MONEY PAID TO CISCO UNDER THIS AGREEMENT DURING THE SIX (6) MONTH PERIOD PRECEDING THE EVENT OR CIRCUMSTANCES GIVING RISE TO SUCH LIABILITY. THIS LIMITATION OF LIABILITY IS CUMULATIVE AND NOT PER INCIDENT.

22.      CONSEQUENTIAL DAMAGES WAIVER.

         IN NO EVENT SHALL CISCO OR ITS SUPPLIERS BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, LOST PROFITS, OR LOST DATA, OR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, OF ANY KIND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING
         NEGLIGENCE) STRICT LIABILITY OR OTHERWISE, EVEN IF CISCO OR ITS SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

23.      NOTICES.

         All notices required or permitted under this Agreement will be in writing and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile (followed by the actual document in air mail/air courier); (c) three (3) days after having been sent by registered or certified mail return receipt requested postage prepaid (or six (6) days for international mail); or (d) one (1) day after deposit with a commercial express courier specifying next day delivery (or two (2) days for international courier packages specifying next day delivery), with written verification of receipt. All communications will be sent to the addresses set forth on the cover sheet of this Agreement or such other address as may be designated by a party by giving written notice to the other party pursuant to this paragraph.

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24.      GENERAL.

         24.1 CHOICE OF LAW. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of California, United States of America, as if performed wholly within the state and without giving effect to the principles of conflict of law. The parties specifically disclaim the UN Convention on Contracts for the International Sale of Goods.

         24.2 NO WAIVER. No waiver of rights under this Agreement by either party shall constitute a subsequent waiver of this or any other right under this Agreement.

         24.3 ASSIGNMENT. Neither this Agreement nor any rights under this Agreement, other than monies due or to become due, shall be assigned or otherwise transferred by Integrator (by operation of law or otherwise) without the prior written consent of Cisco. Cisco shall have the right to assign all or part of this Agreement without Integrator's approval. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties.

         24.4 SEVERABILITY. In the event that any of the terms of this Agreement become or are declared to be illegal or otherwise unenforceable by any court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect. Notwithstanding the foregoing, if this paragraph becomes applicable and, as a result, the value of this Agreement is materially impaired for either party, as determined by such party in its sole discretion, then the affected party may terminate this Agreement by written notice to the other.

         24.5 ATTORNEYS' FEES. In any suit or proceeding relating to this Agreement, the prevailing party will have the right to recover from the other its costs and reasonable fees and expenses of attorneys, accountants, and other professionals incurred in connection with the suit of proceeding, including costs, fees and expenses upon appeal, separately from and in addition to any other amount included in such judgment. This provision is intended to be severable from the other provisions of this Agreement, and shall survive and not be merged into any such judgment.

         24.6 NO AGENCY. This Agreement does not create any agency, partnership, joint venture or franchise relationship. Neither party has the right or authority to, and shall not, assume or create any obligation of any nature whatsoever on behalf of the other party or bind the other party in any respect whatsoever.

         24.7 URL. Integrator hereby confirms that it has the ability to access, has accessed and has read, the information made available by Cisco at all of the world wide web sites/URLs/addresses/pages referred to anywhere throughout this Agreement (including any of the Exhibits hereto). Integrator acknowledges that Cisco may modify any URL address or terminate the availability of any information at any address without notice to Integrator.

         24.8     SURVIVAL. Sections 10, 12, 13, 14, 16, 17, 18, 21, 22 and 24,
                  and the license to use the Software set out in Section 9 and Part (i) of Exhibit S (subject to the termination provisions set forth in Part (i) of Exhibit S) shall survive the termination of this Agreement.

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